Exhibit 10.1

May 30, 2019

Andrew Hindman

Dear Andrew:

Theravance Biopharma US, Inc. (the “Company” or “Theravance Biopharma US”) is pleased to offer you the exempt position of Senior Vice President & Chief Financial Officer,  reporting to Rick Winningham.  Your salary on an annualized basis will be $540,000.  In addition, you will be paid an employment bonus of $175,000 less taxes and payable in your first paycheck.  If you choose to leave Theravance Biopharma US within the first two (2) years of your employment, the full gross amount of this bonus will be fully repayable to Theravance Biopharma US upon your departure.  You will be eligible to receive an annual discretionary bonus of up to 50% of your annual salary, based on the Company’s performance against its annual goals and a review of your individual performance.  You must be an active employee in good standing at the time the bonus is paid in order to receive the bonus.  For 2019 your annual discretionary bonus will not be prorated notwithstanding your June 3rd, 2019 start date provided you have remained in continuous services through the date that annual bonuses are paid.  The Company’s bonus percentage targets may change from time-to-time at the sole discretion of the Board of Directors.  This offer will expire on Thursday, May 30th, 2019.

Subject to the approval by the appropriate committee of the Theravance Biopharma, Inc. Board of Directors, you will be granted an option to purchase 260,000 ordinary shares of Theravance Biopharma, Inc. at a per share purchase price equal to the fair market value of one Theravance Biopharma, Inc. ordinary share on the date of grant (“Base Value”),  which we anticipate will be on or around the first business day of the month following your employment start date.  The number of shares subject to the option and the vesting and exercise details of your option grant will be set forth in your option paperwork, but in general your option will vest monthly over the first four years of your employment, with a one year “cliff” provision that prevents it from being exercised before the first anniversary of the grant date.  The option granted to you will be contingent on your execution of Theravance Biopharma, Inc.’s standard form of option agreement and will be subject to all of the terms and conditions contained in the Theravance Biopharma, Inc. Employee Equity Incentive Plan.

Subject to the approval by the appropriate committee of the Theravance Biopharma, Inc. Board of Directors, you will also be granted a restricted share unit (RSU) award for 50,000 ordinary shares of Theravance Biopharma, Inc.  The RSU award will be subject to the terms and conditions applicable to restricted share units awarded under the Company’s applicable Equity Incentive Plan and shall be evidenced by the applicable form of RSU agreement as approved by the committee.  The RSU award will vest as follows: 25% of the RSUs will vest on the first Company Vesting Date after the first anniversary of the grant date; 25% of the shares will vest on the first Company Vesting Date after the second anniversary of the grant date; 25% of the shares will vest on the first Company Vesting Date after the third anniversary of your Start Date; and 25% of the shares will vest on the first Company Vesting Date after the fourth anniversary of the grant date, provided you remain in continuous service through each such vesting date, and as described in the applicable RSU agreement.  A “Company Vesting Date” means February 20, May 20, August 20 or November 20.

Subject to the approval by the appropriate committee of the Theravance Biopharma, Inc. Board of Directors, you will also be granted a performance-contingent restricted share unit (RSU) award for 60,000 ordinary shares of Theravance Biopharma, Inc.  The RSU award will be subject to the terms and conditions generally applicable to restricted share units awarded under the applicable Theravance Biopharma, Inc. Equity Incentive Plan and the applicable award agreement.  Vesting of these performance-contingent RSUs is subject to the achievement of performance milestones described in the attached Exhibit A by June 30, 2022 and continued employment, both of which must be satisfied in order for the RSUs to vest.  Subject to your continued employment through the applicable vesting date:

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One-third of the RSU award will vest on the first Company Vesting Date (as defined above) that occurs on or after achievement of any one of the three performance milestones and related certification of achievement by the Compensation Committee of Theravance Biopharma, Inc. (“Compensation Committee”);

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One-third of the RSU award will vest on the first Company Vesting Date that occurs on or after the one (1) year anniversary of achievement of a second (of the three) performance milestones and related certification of achievement by the Compensation Committee; and

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One-third of the RSU award will vest on the first Company Vesting Date that occurs on or after the one (1) year anniversary of achievement of a third (of the three) performance milestones and related certification of achievement by the Compensation Committee; and

•

If Theravance Biopharma, Inc. is subject to a change in control before June 30,  2022 and prior to achievement of the performance milestones, a portion of the RSU award may vest depending on the value of the transaction consideration and subject to your continued employment through the first and second anniversaries of the change in control date.  Any portion that does not vest will be forfeited.  The formula for determining what portion, if any, of the RSU that may vest in a change in control will be set forth in detail in your performance-contingent RSU award; provided, however, it will use the applicable Base Value (as defined above) and be substantially similar to the change in control formula already in place for the Company’s current executive officers under their existing performance-contingent restricted stock awards granted to them in 2016.

Subject to the approval by the appropriate committee of the Theravance Biopharma, Inc. Board of Directors, you will be eligible to receive an annual equity “replenishment” grant at the time the Company conducts its annual performance and corporate reviews of its officers.  These reviews are typically held in the first quarter of each new calendar year. Subject to the review and approval by the appropriate committee, at present, your 2020 target equity “replenishment” grant as an officer would likely be 65,000 RSUs and such officer grants would be expected to vest on applicable Company Vesting Dates over approximately 4 years  from the date of grant (with such RSUs having  an initial 1 year cliff vesting of 25% and equal quarterly vesting of the remainder for the three years thereafter).  So long as you have commenced employment on or by June 3, 2019, you will be considered and eligible for a non pro-rated 2020 equity replenishment grant.

Theravance Biopharma US provides a comprehensive company-paid benefits package that begins on your first day of employment.  Benefits are provided by Theravance Biopharma US to you and your dependents at a  minimal cost.  Included are medical, vision and dental coverage, life insurance, long-term disability insurance and a flexible spending plan.  Additionally, we offer a 401(k) plan and an Employee Stock Purchase Plan.  Additional information will be provided at New Employee Orientation shortly after you begin employment.

As a condition of employment, you will be provided a copy of our Company Handbook and will be expected to acknowledge and abide by our policies.  You will also be required to accept and abide by the terms of our Proprietary Information and Inventions Agreement.  Pursuant to that Agreement, you must comply with Theravance Biopharma US’s strict company policy that prohibits any new employee from using or bringing with them from any prior employer any confidential information, trade secrets, proprietary materials or processes of such former employers.  In addition, you will be required to present documents establishing your legal right to work in the United States as required by the government’s Form I-9.

While we hope that your employment with the Company will be mutually satisfactory, employment with Theravance Biopharma US is for no specific period of time.  As a result, either you or the Company are free to terminate your employment relationship at any time for any reason, with or without cause.  This is the full and complete agreement between us on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures to which you will be subject, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and a Senior Officer of the Company.

This offer is contingent upon the successful completion of your background investigation and referencing.

We are very excited about the possibility of you joining our team and becoming a part of our company!  We look forward to determining a mutually convenient start date as soon as possible.

If you have any questions, please don’t hesitate to contact me at 650-808-3777.  We look forward to your favorable response.

Sincerely,

/s/ Rick E Winningham

Rick E Winningham

Chief Executive Officer

Foregoing terms and conditions hereby accepted:

Signed:	/s/ Andrew Hindman

Date:	May 30, 2019

Start Date:	June 3, 2019

Exhibit A

Performance Milestones

(subject to approval

of the Compensation Committee)

A.	Successful Completion of a BD Transaction (1)

B.	Achieve additional sell-side analyst coverage (2)

C.	Achieve a more diversified shareholder base (3)

***

(1)

“Successful Completion of a BD Transaction” means the execution of a definitive agreement for the out-license of a Company-discovered compound which provides for total upfront and potential milestone payments and/or purchases of the Company’s equity securities at or above market prices of at least $250 million in aggregate.

(2)

“Achieve additional sell-side analyst coverage” means sell-side analyst coverage of the Company by at least two leading equity research analysts from brokerage firms or investment banks that are not currently covering the Company (i.e., producing investment research on the Company to be circulated to the firm’s clients) measured as of the date of commencement of your employment with the Company.

(3)

“Achieve a more diversified shareholder base”  means a scenario in which the Company’s top five shareholders (aggregating affiliated entities for such purpose) together own a meaningfully lower aggregate percentage of the outstanding ordinary shares of the Company as determined by the Compensation Committee,  with shareholder ownership as measured in the Company’s beneficial ownership of voting securities table in a proxy statement filed by the Company with the SEC or other method suitable to the Compensation Committee.